STOCK OPTION AGREEMENT, dated as of February 25, 1999, between
DCAP GROUP, INC. (formerly EXTECH Corporation), a Delaware corporation (the "Company"), and ABRAHAM WEINZIMER (the "Optionee").


                  WHEREAS, simultaneously herewith, the Company is entering into an Employment Agreement with the Optionee pursuant to which the Optionee is to perform certain employment duties and services for the Company; and

                  WHEREAS, the Company desires to provide to the Optionee an additional incentive to promote the success of the Company.

                  NOW, THEREFORE, in consideration of the foregoing, the Company hereby grants to the Optionee the right and option to purchase Common Shares of the Company under and pursuant to the terms and conditions of the Company's 1998 Stock Option Plan (the "Plan") and upon the following terms and conditions:

         1. GRANT OF OPTION. The Company hereby grants to the Optionee the right and option (the "Option") to purchase up to Two Hundred Thousand (200,000) Common Shares of the Company (the "Option Shares") during the following periods:

                  (a) All or any part of One Hundred Thousand (100,000) Common Shares may be purchased during the period commencing on the first anniversary of the date hereof and terminating at 5:00 P.M. on the fifth anniversary of the date hereof (the "Expiration Date").

                  (b) All or any part of an additional One Hundred Thousand (100,000) Common Shares may be purchased during the period commencing on the second anniversary of the date hereof and terminating at 5:00 P.M. on the Expiration Date.

         2. NATURE OF OPTION. The Option to purchase the initial Thirty-Seven Thousand One Hundred Seventy-Four (37,174) Option Shares commencing in each of 2000 and 2001 is intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, relating to "incentive stock options." The remaining Option to purchase Option Shares is not intended to meet such requirements.

         3. EXERCISE PRICE. The exercise price of each of the Option Shares shall be Two Dollars Sixty-Nine Cents ($2.69) (the "Option Price").

         4. EXERCISE OF OPTIONS. The Option shall be exercised in accordance with the provisions of the Plan. As soon as practicable after the receipt of notice of exercise and payment of the Option Price as provided for in the Plan, the Company shall tender to the Optionee a certificate issued in the Optionee's name evidencing the number of Option Shares covered thereby.

         5. TRANSFERABILITY. The Option shall not be transferable other than by will or


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the laws of descent and distribution and, during the Optionee's lifetime,  shall not be exercisable by any person other than the Optionee.

         6. INCORPORATION BY REFERENCE. The terms and conditions of the Plan are hereby incorporated by reference and made a part hereof.

         7. NOTICES. Any notice or other communication given hereunder shall be deemed sufficient if in writing and delivered personally or sent by facsimile transmission, overnight mail or courier or registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at 90 Merrick Avenue, East Meadow, New York 11554, Attention: Chairman of the Board (fax number: (516) 296-7111), and to the Optionee at the address set forth below or to such other address as either party may hereafter designate in writing to the other party in accordance with the provisions hereof. Notices shall be deemed to have been given on the date of mailing or transmission, except notices of change of address, which shall be deemed to have been given when received.

         8. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

         9. ENTIRE AGREEMENT. This Agreement, together with the Plan, contains the entire understanding of the parties hereto with respect to the subject matter hereof and may be modified only by an instrument executed by the party sought to be charged. No amendment on the part of the Company shall be valid unless approved by its Board of Directors.

         10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice of law rules thereof.

         11. EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

         12. FACSIMILE SIGNATURES. Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

         13. REPRESENTATION BY COUNSEL; INTERPRETATION. The Optionee acknowledges that he has been represented by counsel in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the Optionee. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

         14. HEADINGS. The headings and captions under sections and paragraphs of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe

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the intent of the parties or affect any of the provisions of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                    DCAP GROUP, INC.


                                    By:/s/ Morton L. Certilman
                                    --------------------------
                                       Morton L. Certilman
                                       Chairman of the Board


                                    /s/ Abraham Weinzimer
                                    ---------------------
                                    Abraham Weinzimer

                                    c/o Dealers Choice Automotive Planning Inc.
                                    2545 Hempstead Turnpike
                                    Suite 100
                                    East Meadow, New York  11554
                                    ----------------------------
                                    Address

                                    (516) 735-7379
                                    --------------
                                    Fax Number




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